Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 16, 2013 (except for Note 13, as to which the date is November 18, 2013), in Amendment No. 6 to the Registration Statement (Form S-1 No. 333-191811) and related Prospectus of TetraLogic Pharmaceuticals Corporation for the registration of its common stock.

/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
December 10, 2013